NTN Buzztime, Inc. Executive Incentive Plan for Eligible Employees of NTN Buzztime, Inc.

Fiscal Year 2019

Section		Description

1	Approval	This Plan has been approved by the Nominating and Corporate Governance/ Compensation Committee (“the Committee”). This Plan may be changed or modified at any time at the discretion of the Committee.

2	Effective Dates	The Plan Period is January 1, 2019 – December 31, 2019.

3	Eligibility

To be an eligible participant in the Plan, the individual must be employed by Buzztime on or before October 1, 2019, on active, full-time, paid status and not be a participant in any other Buzztime incentive compensation program and must serve as Buzztime’s Chief Executive Officer, Chief Financial Officer, VP of Finance (as Chief Accounting Officer) or in another executive-level position as determined by the Committee. (All eligible employees are referred to in this Plan as “Participant(s)”). Only Participants may earn incentive compensation under this Plan.

Additionally, Participants must confirm they have read, understood, and agree to abide by the term and conditions in their respective Personal Incentive Memo and this Plan.

Any newly hired employee who becomes eligible to participate in the Plan during the year may be eligible to receive a prorated incentive amount.

This Plan supersedes any previous contractual agreements or prior incentive plans.

4	Plan Design

(1) Prerequisites to Earning Incentive Compensation

To earn incentive compensation under this Plan, subject to provisions of Section 6 (Prorated Participation), the following criteria must be satisfied: (a) The Plan must be funded, based on the achievement of the Corporate Goals during the Plan Period, as outlined below; and (b) the Participant must be employed by Buzztime on the Payout Date.

(2) Corporate Goals

Our 2019 Corporate Goals are as follows:

A.	To meet target EBITDA as approved by the Committee. EBITDA is defined as earnings before interest, tax, depreciation and amortization as disclosed in Buzztime’s financial reports. Payout weighted up to 10% of payout pool.

B.	To meet target revenue, as approved by the Committee. Payout weighted up to 15% of payout pool.

C.	To achieve certain strategic milestones, as approved by the Committee. Payout weighted up to 75% of payout pool.

If the Corporate Goals are exceeded, the Committee, at its sole discretion, may choose to pay out a larger pool amount.

(3) Target Payout

Each Participant will have a Target Payout, assigned by his/her position and job level, and will be paid, at the discretion and in the sole determination of the Committee, in either (i) cash, (ii) shares of the Company’s common stock (“Shares”) issued under the NTN Buzztime, Inc. Amended 2010 Performance Incentive Plan (as amended from time to time, the “2010 PIP”), or any successor long-term incentive plan, or (iii) any combination of (i) and (ii), and expressed as a percentage of his/her annual base salary, excluding benefits, as of December 31, 2019. If a Target Payout is settled in Shares, the value of such Shares at the time of settlement shall not, when combined with any cash paid to settle such Target Payout, exceed the maximum amount of such Target Payout. The Target Payout amount will be adjusted when warranted pursuant to Sections 5 (Payout Details) and 6 (Prorated Participation).

(4) Plan Terms

The Incentive Payout amount is based on the following terms:

●	% of Corporate Goals Achievement - Overall percent achieved of the Corporate Goals.

●	Participant’s Target Payout Amount - Participant’s annual base salary x the Target Payout. Please refer to your personal incentive memo.

●	Individual Incentive Payout – The incentive payout amount an individual is awarded after the payout formula is completed subject to all sections of this Plan.

(5) Performance Determination

Buzztime’s actual performance against the Corporate Goals for the Plan Period will be determined and approved by the Committee as soon as practicable after the Plan Period ends, subject to the completion and approval by Buzztime of the relevant financial or other Buzztime reports upon which the Corporate Goals are measured.

(6) Payout Formula

Please refer to your personal incentive memo for formula payout examples.

5	Payout Details

Payout Date(s): Subject to Section 8 (Company Management Rights), and provided all the of prerequisites to earning incentive compensation are met pursuant to Section 4 (Plan Design), the Target Payout will be paid in accordance with paragraph (3) of Section 4(Plan Design) within 30 days after receipt of the independent auditor’s report on Buzztime’s annual financial statements for 2019, but no later than March 15, 2020.

Prorated Payouts: The Individual Incentive Payout that otherwise would have been earned in the Plan Period will be prorated when the provisions of Section 6 (Prorated Participation) apply.

Plan Administration and Interpretation: This Plan shall be administered and interpreted by the Committee in its sole discretion. The Committee must approve any exceptions to the term and conditions of this Plan.

Notwithstanding the generality of the foregoing, the Committee also has sole discretion to determine the impact of any merger, acquisition or similar transaction or of any activities related thereto and/or of investments made beyond the core business of Buzztime as they relate to this Plan.

401k deferrals: In accordance with the NTN Buzztime, Inc. 401k Plan, no 401k deductions will be withheld from incentive (“bonus”) wages.

Taxes: Incentive payments are in addition to the Participant’s base salary and are included as total cash compensation and, as such, recorded on the Participant’s W-2 (or applicable country statement) statement of wages. Individual Incentive Payouts are considered taxable income and are reported as Gross Income (not “after taxes”). Participants will have all appropriate payroll taxes and withholdings deducted from these incentive payments at the IRS supplemental tax rate. Deductions from a payout in the form of Shares shall be governed by the 2010 PIP (or any successor long-term incentive plan), and the applicable grant documentation, if any

6	Prorated Participation

Late Entry into the Plan: An employee who enters into an eligible position and, therefore, becomes a Participant after the beginning of the Plan Period (either through new hire, promotion or transfer) will be assigned a Target Payout and will be able to earn prorated incentive payment on that basis.

Effect of Termination: A Participant must be employed on the Payout Date(s) to earn an incentive payment. If a Participant voluntarily resigns from employment prior to the Payout Date, no incentive payment is earned. If Buzztime terminates a Participant’s employment prior to the Payout Date(s), no incentive payment is earned.

Effect of Disciplinary Action: Any Participant under disciplinary action (any level of performance counseling, warning and/or performance improvement plan) will be ineligible to participate in the Plan. If the employee upon reevaluation, however, is released from disciplinary action, he/she will at that same time resume eligibility under the Plan and may be eligible to receive a prorated incentive amount that excludes the period of time he/she was under disciplinary action.

Internal Promotions and Transfers: Employees who transfer within Buzztime and/or are promoted into new positions that are not eligible to participate in this Plan will be paid a prorated Individual Incentive Payout. Participants who transfer within and/or promoted into new positions will be re-evaluated to ensure they are at the appropriate incentive level based on their position and job level. The incentive payment during the time in the Plan Period he or she was a Participant is subject to the prerequisites to earning incentive compensation.

Approved Time Off: The Individual Incentive Payout will not be prorated to account for time off due to personal time off not associated with a leave of absence.

Leave of Absence: The Individual Incentive Payout for Participants who are on an approved leave of absence from Buzztime will be prorated based on the length of the approved leave during the Plan Period. During the time an employee is on an approved leave of absence, he or she will not be considered a Participant.

7	At Will Employment

Employment with Buzztime is at-will. This means that just as a Participant is free to resign at any time, Buzztime reserves the right to discharge a Participant at any time, with or without cause or advance notice. In connection with the “at-will” employment relationship, Buzztime also reserves the right to exercise its managerial discretion in reassigning, transferring, promoting or demoting an employee, at any time. Participation in the Plan does not guarantee continued employment for any particular period of time or otherwise change Buzztime’s policy of employment at-will.

8	Company Management Rights

Buzztime reserves the right to amend or terminate this Plan, at any time, at the Committee’s discretion, with or without advance notice. Any amendments to the Plan will be in writing and approved by the Committee. If this Plan is amended or terminated prior to the end of the Plan Period, Participants will be paid, according to any amending or terminating documents.

This Plan will automatically terminate at the end of the Plan Period, except that the Payout provisions will continue in effect until satisfied. However, Buzztime, at its discretion, may elect to re-issue the Plan, in writing, with new Effective Dates.

Acknowledgement

Your signature below indicates that you have read, understood, and agreed to the entire NTN Buzztime, Inc. Executive Incentive Plan for Eligible Employees of NTN Buzztime, Inc. Fiscal Year 2019, which includes the preceding 3 pages and the Personal Incentive Memo for your position. Different positions are eligible for different incentives and not all positions are eligible for the same level of incentive. Information contained in these documents is strictly confidential and shall under no circumstances be shared with other employees of NTN Buzztime or with anyone outside the Company without the express consent of the Chief Financial Officer or Director of Human Resources of the Company unless required to do so under Sarbanes Oxley Act or the Securities Exchange Commission.

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